AMERIKING, INC.

     CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES AND RELATIVE,
         PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF % SENIOR
       EXCHANGEABLE PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND
                             RESTRICTIONS THEREOF



                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware


                  AmeriKing, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Company (the "Board of Directors") by its Amended and Restated Certificate of Incorporation (hereinafter referred to as the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent dated _________, 1996, duly approved and adopted the following resolution (the "Resolution"):

                  RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issue of ___% Senior Exchangeable Preferred Stock, par value $0.01 per share, with a liquidation preference of $25.0 per share, consisting of up to ________ shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

                  (a) Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the "___% Senior Exchangeable Preferred Stock" (the "Senior Preferred Stock"). The number of shares constituting such series shall be _________ shares of Senior Preferred Stock, consisting of an initial issuance of _________ shares of Senior Preferred Stock plus additional shares of Senior Preferred Stock which may be issued to pay dividends on the Senior Preferred Stock if the Company elects to pay dividends in additional shares of Senior Preferred Stock. The liquidation preference of the Senior Preferred Stock shall be $25.0 per share.

                  (b) Rank. The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock hereafter created by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"). The Senior Preferred Stock shall, with respect to dividend








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distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank on a parity with any class of capital stock or series of preferred stock hereafter created by the Board of Directors, the terms of which expressly provide that such class or series shall rank on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); provided that any such Parity Securities that were not approved by the Holders in accordance with paragraph (f)(ii)(A) hereof shall be deemed to be Junior Securities and not Parity Securities. The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank junior to each class of capital stock or series of preferred stock hereafter created which has been approved by the Holders of the Senior Preferred Stock in accordance with paragraph (f)(ii)(B) and which expressly provides that it ranks senior to the Senior Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as "Senior Securities").

                  (c)      Dividends.

                  (i) Beginning on the date of issuance of shares of the Senior Preferred Stock, the Holders of the outstanding shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, distributions on each share of Senior Preferred Stock, at a rate per annum equal to % of the liquidation preference per share of the Senior Preferred Stock, payable quarterly. All dividends shall be cumulative, whether or not earned or declared on a daily basis from the Senior Preferred Stock Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first
         Dividend Payment Date after the Senior Preferred Stock Issue Date, provided that if any dividend payable on any Dividend Payment Date on or before _________ is not declared and paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash (including partial payments in cash) on such Dividend Payment Date shall be paid by the Company in additional fully paid and non-assessable shares (including fractional shares, if applicable) of Senior Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends (rounded to the nearest whole cent). After ____________, dividends shall be paid only in cash. If any dividend (or portion thereof) payable on any Dividend Payment Date after ______________ is not declared or paid in full in cash on such Dividend Payment Date, the amount of such dividend that is payable and that is not paid in cash on such date shall increase at the rate of ___% per annum from such Dividend Payment Date until declared and paid in full. Each distribution in the form of a dividend (whether in cash or in additional shares of Senior Preferred Stock) shall be payable to Holders of record as they appear on the stock books of the Company on such record dates, not less than 10 nor more than 60 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate in respect of shares of the Senior Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Company shall have failed to issue the appropriate aggregate principal amount of Exchange
         Debentures (as defined in paragraph (g)(i)(A) hereof) in respect of the Senior Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

                  (ii) All dividends paid with respect to shares of the Senior Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.


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                  (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any dividends on shares of the Senior Preferred Stock at any time.

                  (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

                  (v) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment of dividends by the Company on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full, or declared and (in the case of dividends payable in cash) a sum in cash set apart sufficient for such payment, on the Senior Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Senior Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Senior Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Senior Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Senior Preferred Stock and such Parity Securities bear to each other.

                  (vi) (A) Holders of shares of the Senior Preferred Stock shall be entitled to receive the dividends provided for in paragraph
         (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

                  (B) So long as any shares of Senior Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith have been paid in full on the Senior Preferred Stock.

                  (C) So long as any shares of the Senior Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options unless the dividends determined in accordance herewith on the Senior Preferred Stock have been paid in full.


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                  (vii) Dividends payable on shares of the Senior Preferred
         Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

                  (d)      Liquidation Preference.

                  (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, $25.0 per share of Senior
         Preferred Stock, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, common stock of the Company. Except as provided in the preceding sentence, Holders of shares of Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Company. If the assets of the Company are not sufficient to pay in full the liquidation preference payable to the Holders of outstanding shares of the Senior Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Company in accordance with the amounts which would be payable on such distribution if the amount to which the Holders of outstanding shares of Senior Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

                  (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Company (unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of the business of the Company).

                  (e)      Redemption.

                  (i) Optional Redemption. (A) The Company may (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor), at the option of the Board of
         Directors, redeem at any time on or after              , 2001, from
         any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph (e)(iii) hereof, any or all of the shares of the Senior Preferred Stock, at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Dateimmediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"), if redeemed during the 12-month
         period beginning on         of each of the years indicated below:



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             Year                                             Percentage
             ----                                             ----------
             2001.............................................         %
             2002.............................................         %
             2003.............................................         %
             2004.............................................  100.000%

         ; provided that no optional redemption pursuant to this paragraph
         (e)(i)(A) shall be authorized or made (i) unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Notice (as defined in paragraph (e)(iii)(A) hereof) are declared and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date, on the Senior Preferred Stock or (ii) at less than 101% of the liquidation preference of the Senior Preferred Stock at any time when the Company is making or purchasing shares of Senior Preferred Stock under an Offer (as defined in paragraph (h)(ii) hereof) in accordance with the provisions of paragraph (h) hereof.

                  (B) In addition, at any time, the Company may redeem, in
         the manner provided in paragraph (e)(iii) hereof, shares of the
         Senior Preferred Stock in whole, but not in part, at a redemption
         price equal to     % of the liquidation preference thereof, plus an
         amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Contingent Redemption Price"), with the proceeds of an Equity Offering provided that such redemption occurs within 90 days after consummation of such Equity Offering; and provided, further, that no optional redemption pursuant to this paragraph (e)(i)(B) shall be authorized or made (i) unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Notice are declared and paid in full or declared and a sum set apart sufficient for such payment on the Redemption Date, on the outstanding shares of the Senior Preferred Stock or (ii) at less than 101% of the liquidation preference of the Senior Preferred Stock at any time when the Company is making or purchasing shares of Senior Preferred Stock under an Offer in accordance with the provisions of paragraph (h) hereof.

                  (C) In the event of a redemption pursuant to paragraph
         (e)(i)(A) hereof of only a portion of the then outstanding shares of the Senior Preferred Stock, the Company shall effect such redemption as it determines, pro rata according to the number of shares held by each Holder of the Senior Preferred Stock or by lot, as may be determined by the Company in its sole discretion.

                  (ii) Mandatory Redemption. On          , 2008, the Company
         shall redeem from any source of funds legally available therefor, in the manner provided in paragraph (e)(iii) hereof, all of the shares of the Senior Preferred Stock then outstanding at a redemption price equal to 100% of the liquidation preference per share, plus an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period


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         from the Dividend Payment Date immediately prior to the Redemption
         Date to the Redemption Date) (the "Mandatory Redemption Price").

                  (iii) Procedures for Redemption. (A) At least 30 days and not more than 60 days prior to the date fixed for any redemption of the Senior Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Senior Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Senior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

          (1)  whether the redemption is pursuant to paragraph (e)(i)(A),
               (e)(i)(B) or (e)(ii) hereof;

          (2) the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be;

          (3) whether all or less than all the outstanding shares of the Senior Preferred Stock are to be redeemed and the total number of shares of the Senior Preferred Stock being redeemed;

          (4) the number of shares of Senior Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem;

          (5)  the date fixed for redemption;

          (6) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his certificate or certificates representing the shares of Senior Preferred Stock to be redeemed; and

          (7) that dividends on the shares of the Senior Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be.

                  (B) Each Holder of Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Contingent Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.



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                  (C) Unless the Company defaults in the payment in full of
         the applicable redemption price, dividends on the Senior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be, without interest.

                  (f)      Voting Rights.

                  (i) The Holders of shares of the Senior Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (ii) and (iii) below and in paragraph (m) hereof, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

                  (ii) (A) So long as any shares of the Senior Preferred Stock are outstanding, the Company shall not authorize any class of Parity Securities without the affirmative vote or consent of Holders of at least 50% of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, except that without the approval of Holders of the Senior Preferred Stock, the Company may issue shares of Parity Securities in exchange for, or the proceeds of which are used to redeem or repurchase, any or all shares of Senior Preferred Stock then outstanding, provided that (1) in the case of Parity Securities issued in exchange for, or the proceeds of which are used to redeem or repurchase, less than all shares of Senior Preferred Stock then outstanding, the aggregate liquidation preference of such Parity Securities shall not exceed the aggregate liquidation preference of, premium and accrued and unpaid dividends on, and expenses in connection with the refinancing of, the Senior Preferred Stock so exchanged, redeemed or repurchased and (2) such Parity Securities shall not be mandatorily redeemable prior to ____________, 2008.

                  (B) So long as any shares of the Senior Preferred Stock are outstanding, the Company shall not authorize any class of Senior Securities without the affirmative vote or consent of Holders of at least 50% of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (C) So long as any shares of the Senior Preferred Stock are outstanding, the Company shall not amend this Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Senior Preferred Stock or to authorize the issuance of any additional shares of Senior Preferred Stock without the affirmative vote or consent of Holders of at least 50% of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (D) Prior to the exchange of Senior Preferred Stock for Exchange Debentures, the Company shall not amend or modify the indenture for the Exchange Debentures in the form as executed on the Senior Preferred Stock Issue Date (the "Exchange Debenture Indenture") (except as expressly provided therein) without the affirmative vote or consent of Holders of at least a majority


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         of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (E) Except as set forth in paragraphs (f)(ii)(A) and
         (f)(ii)(B) above, (1) the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities, or (2) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of Holders of Senior Preferred Stock and shall not, unless not complying with paragraphs (f)(ii)(A) and
         (f)(ii)(B) above, be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Senior Preferred Stock.

                  (iii) (A) If (1) dividends on the Senior Preferred Stock are in arrears and unpaid (and, in the case of dividends payable after ________, 2001, are not paid in cash) for four consecutive quarterly periods (a "Dividend Default"); (2) the Company fails to discharge any redemption obligation of the Senior Preferred Stock when required (a "Redemption Default"), whether or not the Company is permitted to do so by the terms of the Indenture, the Credit Agreement or any other obligation of the Company; (3) the Company fails to make an offer to purchase all outstanding shares of Senior Preferred Stock following a Change of Control if such offer to purchase is required to be made pursuant to paragraph (h) hereof (a "Change of Control Default") whether or not the Company is permitted to do so by the terms of the Indenture, the Credit Agreement or any other obligation of the Company;
         (4) the Company breaches or violates one of the provisions set forth in paragraph (m) hereof and the breach or violation continues for a period of 30 days or more (a "Restriction Default"); or (5) a default occurs on the obligation to pay principal of, interest on or any other payment obligation when due (a "Payment Default") at final maturity on one or more classes of Indebtedness of the Company or any Subsidiary of the Company, whether such Indebtedness exists on the Senior Preferred Stock Issue Date or is incurred thereafter, having individually or in the aggregate, an outstanding principal amount of $25,000,000 or more, or any other Payment Default occurs on one or more such classes of Indebtedness and such class or classes of Indebtedness are declared due and payable prior to their respective maturities, then the number of directors constituting the Board of Directors shall be adjusted as set forth in the Certificate of Incorporation to permit the Holders of the majority of the then outstanding Senior Preferred Stock, voting separately as one class, to elect two directors. Holders of a majority of the issued and outstanding shares of the Senior Preferred Stock, voting separately as one class, shall have the exclusive right to elect two directors at a meeting therefor called upon occurrence of such Dividend Default, Redemption Default, Change of Control Default, Restriction Default or Payment Default, as the case may be, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders of the Senior Preferred Stock expire (other than as described in (f)(iii)(B) below). Each such event described in clauses (1), (2), (3), (4) and (5) is a "Voting Rights Triggering Event."

                  (B) The right of the Holders of Senior Preferred Stock voting separately as one class to elect members of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as (1) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Senior Preferred Stock are paid in full (and, in the case of Dividends payable after ________, 2001, are paid in cash) and the Company has paid dividends in full on the two consecutive Dividend Payment Dates following the payment of such arrearage; and (2) in the event such right arises


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         due to a Redemption Default, a Change of Control Default, a
         Restriction Default or a Payment Default, the Company remedies any such failure, breach or default, at which time the term of any directors elected pursuant to paragraph (f)(iii)(A) shall terminate, subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any future Voting Rights Triggering Event. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of shares of the Senior Preferred Stock pursuant to this paragraph (f)(iii), or if vacancies shall exist in the offices of directors elected by the Holders of shares of the Senior Preferred Stock, a proper officer of the Company may, and upon the written request of the Holders of record of at least 10% of the shares of Senior Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the Holders of Senior Preferred Stock, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by the proper officer of the Company within 20 days after personal service of said written request upon the Secretary of the Company, or within 20 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the Holders of record of at least 20% of the outstanding shares of the Senior Preferred Stock may designate in writing one of their numbers to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this paragraph (f)(iii)(B), no such special meeting shall be called if any such request is received less than 30 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Company. Any Holder of shares of the Senior Preferred Stock so designated shall have, and the Company shall provide, access to the lists of Holders of shares of the Senior Preferred Stock for purposes of calling a meeting pursuant to the provisions of this paragraph (f)(iii)(B).

                  (C) At any meeting held for the purpose of electing directors at which the Holders of Senior Preferred Stock shall have the right, voting separately as one class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Senior Preferred Stock shall be required to constitute a quorum of such Senior Preferred Stock.

                  (D) Any vacancy occurring in the office of a director elected by the Holders of shares of the Senior Preferred Stock may be filled by the remaining director elected by the Holders of shares of the Senior Preferred Stock unless and until such vacancy shall be filled by the Holders of shares of the Senior Preferred Stock.

                  (iv) In any case in which the Holders of shares of the Senior Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to Delaware law, each Holder of shares of the Senior Preferred Stock shall be entitled to one vote for each share of Senior Preferred Stock held.

                           (g)      Exchange.

                  (i) Requirements. (A) The Company may at its option exchange all, but not less than all, of the then outstanding shares of Senior Preferred Stock into the Company's ___% Subordinated Exchange Debentures due 2008 (the "Exchange Debentures") on any Dividend Payment Date, provided that on the date of such exchange: (I) there shall be no contractual impediments to such exchange; (II) there shall be legally available funds sufficient therefor (including, without limitation, legally available funds sufficient therefor under Sections 160 and 170 (or any successor provisions) of the Delaware General Corporation Law); (III) either (a) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act of 1933, as amended (the "Securities Act"), prior to such exchange and shall continue to be in effect on the date of such exchange or (b)(i) the Company shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, the holders (assuming such holder is not an Affiliate of the Company) thereof shall not be subject to any restrictions imposed by the Securities Act upon the resale thereof and (ii) such exemption is relied upon by the Company for such exchange; (IV) the Exchange Debenture Indenture and the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended; (V) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debenture Indenture) would exist under the Exchange Debenture Indenture; and (VI) the Company shall have delivered to the Trustee a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses
         (I), (II), (III) and (IV). In the event that the issuance of the Exchange Debentures is not permitted on the date of exchange or any of the conditions set forth in clauses (I) through (VI) of the preceding sentence are not satisfied on the date of exchange, the Company shall use its best efforts to satisfy such conditions and effect such exchange as soon as practicable.

                  At least 30 days prior to the date of any exchange, the Company shall send a written notice (the "Exchange Notice") of exchange by mail to each Holder, which notice shall state: (v) that the Company is exercising its option to exchange the Senior Preferred Stock for Exchange Debentures pursuant to this Certificate of Designation; (w) the date fixed for exchange (the "Exchange Date"), which date shall not be less than 30 days nor more than 60 days following the date on which the Exchange Notice is mailed (except as provided in the last sentence of this paragraph); (x) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Senior Preferred Stock are to be surrendered for exchange, in the manner designated in the Exchange Notice, his certificate or certificates representing the shares of Senior Preferred Stock to be exchanged; (y) that dividends on the shares of Senior Preferred Stock to be exchanged shall cease to accrue on the Exchange Date whether or not certificates for shares of Senior Preferred Stock are surrendered for exchange on the Exchange Date unless the Company shall default in the delivery of Exchange Debentures; and (z) that interest on the Exchange Debentures shall accrue from the Exchange Date whether or not certificates for shares of Senior Preferred Stock are surrendered for exchange on the Exchange Date. On the Exchange Date, if the conditions set forth in clauses (I) through (VI) above are satisfied, the Company shall issue Exchange Debentures in exchange for the Senior Preferred Stock as provided in the next paragraph.

                  (B) Upon any exchange pursuant to paragraph (g)(i)(A), Exchange Debentures shall be issued in exchange for Senior Preferred Stock in an amount equal to the liquidation preference thereof, plus the amount of all accumulated and unpaid dividends (including a prorated dividend for the period from the immediately preceding Dividend Payment Date to the Exchange Date). Exchange Debentures will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each Holder of Senior Preferred
         Stock will receive certificates representing the entire amount of Exchange Debentures to which his shares of Senior Preferred Stock entitles him, provided that the Company may, at its option, pay cash in lieu of issuing an Exchange Debenture in a principal amount of less than $1,000.

                  (ii) Procedure for Exchange. (A) On or before the date fixed for exchange, each Holder of Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Debentures to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Senior Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be exchanged by the Company into Exchange Debentures. The Company shall pay interest on the Exchange Debentures at the rate and on the dates specified therein from the Exchange Date.

                  (B) If notice has been mailed as aforesaid, and if before the Exchange Date (1) the Exchange Debenture Indenture shall have been duly executed and delivered by the Company and the Trustee and
         (2) all Exchange Debentures necessary for such exchange shall have been duly executed by the Company and delivered to the Trustee with irrevocable instructions to authenticate the Exchange Debentures necessary for such exchange, then the rights of the Holders of shares of the Senior Preferred Stock as stockholders of the Company shall cease (except the right to receive Exchange Debentures), and the Person or Persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Debentures as of the date of exchange.

                  (h)      Change of Control.

                  (i) Subject to paragraph (h)(v) hereof, upon the occurrence of a Change of Control, each Holder of Senior Preferred Stock shall have the right to require the Company to purchase all or any part of such Holder's Senior Preferred Stock pursuant to an Offer at a purchase price equal to 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date (as defined in paragraph (h)(ii)(B) hereof) to the Change of Control Payment Date) (the "Change of Control Payment").

                  (ii) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder stating: (A) that an offer ("Offer") is being made pursuant to this Certificate of Designation and that, to the extent lawful, all shares of Senior Preferred Stock tendered shall be accepted for payment; (B) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the

         "Change of Control Payment Date"); (C) that any shares of Senior Preferred Stock not tendered shall continue to accrue dividends in accordance with the terms of this Certificate of Designation; (D) that, unless the Company defaults in the payment of the Change of Control Payment, all shares of Senior Preferred Stock accepted for payment pursuant to the Offer shall cease to accrue dividends after the Change of Control Payment Date; and (E) a description of the procedures to be followed by such Holder in order to have its shares of Senior Preferred Stock repurchased.

                  (iii) On the Change of Control Payment Date, (A) the Company shall, to the extent lawful, (1) accept for payment shares of Senior Preferred Stock tendered pursuant to the Offer and (2) promptly mail to each Holder of shares of Senior Preferred Stock so accepted payment in an amount equal to the purchase price for such shares and
         (B) unless the Company defaults in the payment for the shares of Senior Preferred Stock tendered pursuant to the Offer, dividends shall cease to accrue with respect to the shares of Senior Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, on the Change of Control Payment Date. The Company shall publicly announce the results of the Offer on or as soon as practicable after the Change of Control Payment Date.

                  (iv) The Company shall comply with Rule 14e-1 under the Exchange Act and any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of shares of the Senior Preferred Stock in connection with a Change of Control.


                  (i) Conversion or Exchange. The Holders of shares of Senior Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

                  (j) Preemptive Rights. No shares of Senior Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

                  (k) Reissuance of Senior Preferred Stock. Shares of Senior Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Senior Preferred Stock must be in compliance with the terms hereof.

                  (l) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

                  (m)      Certain Additional Provisions.

                  (i) Merger or Consolidation. Without the consent of Holders of a majority of the outstanding shares of Senior Preferred Stock, voting as a separate class, the Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of the such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Senior Preferred Stock had immediately prior to such Disposition; (c) immediately after such Disposition, no Voting Rights Triggering Event shall have occurred and be continuing; (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall have Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments or Restructuring
Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the Disposition;
and (e) prior to the consummation of any proposed Disposition, the Company shall have delivered to the transfer agent an officers' certificate and an opinion of counsel to the effect that such Disposition complies with the terms of this Certificate of Designation and that all conditions precedent to such Disposition have been satisfied.

                  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

                  (ii) Junior Payments. The Company shall not, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock)), (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities or (iii) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements and Restricted Investments being collectively referred to as "Junior Payments"), if, at the time of such Junior
Payment:

                (a) a Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof; or

                  (b) all dividends on the Senior Preferred Stock payable on Dividend Payment Dates after ____________, have not been declared and paid in cash.


                  Notwithstanding the foregoing, this Certificate of Designation shall not prohibit as Junior Payments:

                  (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all of the provisions hereof (including, but not limited to, this paragraph (m)(ii));

                  (B) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $15,000,000 after the Senior Preferred Stock Issue Date (it being understood that if any Restricted Investment after the Senior Preferred Stock Issue Date pursuant to this clause (B) is sold, transferred or otherwise conveyed to any Person other than the Company or a Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to the Company and its Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause (B), so that up to $15,000,000 of Restricted Investments may be outstanding under this clause (B) at any given time); provided that, without otherwise limiting this clause (B), any Restricted Investment in a Subsidiary made pursuant to this clause (B) is made for fair market value (as determined by the Board of Directors in good faith);

                  (C) the repurchase, redemption, retirement or acquisition of the Company's stock from the executives, management, employees or consultants of the Company or its Subsidiaries pursuant to the terms of any subscription, stockholder or other agreement or plan, up to an aggregate amount not to exceed $7,500,000;

                  (D) any loans, advances, distributions or payments from the Company to its Subsidiaries, or any loans, advances, distributions or payments by a Subsidiary to the Company or to another Subsidiary, in each case pursuant to intercompany Indebtedness, intercompany management agreements and other intercompany agreements and obligations;

                  (E) the payment of (a) consulting, financial and investment banking fees under the TJC Agreement, provided, that no Voting Rights Triggering Event shall have occurred and be continuing, and (b) indemnities, expenses and other amounts under the TJC Agreement;

                   (F) the redemption, repurchase, retirement or other acquisition of any Junior Securities in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Junior Securities;

                   (G) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of the Company or any Subsidiary;

                   (H) any Restricted Investment constituting securities or instruments of a person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such person;

                   (I) payments in connection with the application of the net proceeds of the Offerings as set forth under "Use of Proceeds" in the Prospectus; and

                   (J) payments of fees, expenses and indemnities to the directors of the Company and its Subsidiaries.

                  (iii) Transactions with Affiliates.

                  (a) Except as otherwise set forth herein, neither the Company nor any of its Subsidiaries shall make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated Person.

                  (b) The Company shall not, and shall not permit any Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Subsidiaries in excess of $3,000,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of the Company in good faith) unless: (i) a majority of the Board of Directors of the Company (including a majority of the disinterested directors, if any) determines, in good faith, that such Affiliate Transaction complies with the provisions hereof; and (ii)(A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, the Company receives a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Subsidiary which holds any such real property, fixed assets or equipment, the Company receives a written appraisal from a nationally recognized appraiser experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) or (B) above, the Company receives a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

                  (c) Notwithstanding paragraphs (iii)(a) and (iii)(b) above, this paragraph (m)(iii) shall not apply to: (i) transactions between the Company and any Subsidiary or between Subsidiaries; (ii) payments under the TJC Agreement; (iii) any other payments or transactions permitted pursuant to paragraph (m)(ii) above; (iv) (A) payments and transactions under the Executive Employment Agreements and (B) reasonable compensation paid to officers, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company's Board of Directors or executives; (v) payments and transactions under the Jaro Leases; (vi) payments and transactions involving First National Bank of Boston and its subsidiaries and affiliates in connection with the BBI Note, the Credit Agreement and any other Indebtedness; and (vii) payments and transactions in connection with the Offerings and the application of the net proceeds therefrom as described under "Use of Proceeds" in the Prospectus.

                  (v) Reports. So long as any shares of Senior Preferred Stock are outstanding, the Company shall file with the Commission the annual reports, quarterly reports and the information, documents and other reports required to be filed by the Company with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act, whether or not the Company has or is required to have a class of securities registered under the Exchange Act, at the time it is or would be required to file the same with the Commission and within 15 days after it is or would be required to file such reports, information or documents with the Commission shall mail such reports, information and documents to the Holders at their addresses set forth in the register of Senior Preferred Stock maintained by the transfer agent and registrar of the Senior Preferred Stock.

         (n) Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Affiliate" means any of the following: (i) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, (ii) any spouse, immediate family member or other relative who has the same principal residence as any Person described in clause (i) above, (iii) any trust in which any such Persons described in clause (i) or (ii) above has a beneficial interest, and (iv) any corporation or other organization of which any such Persons described above collectively own 50% or more of the equity of such entity.

       "Asset Sale" means the sale, lease, conveyance or other disposition by the Company or a Subsidiary of assets or property whether owned on the Senior Preferred Stock Issue Date or thereafter acquired, in a single transaction or in a series of related transactions; provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with (i) the sale or disposition of any Restricted Investment, (ii) any Equity Offering by (a) the Company or (b) any Subsidiary if the proceeds therefrom are used to make mandatory prepayments of Indebtedness of the Company or the Subsidiaries or redeem Senior Preferred Stock as described in paragraph (e) hereof, (iii) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (iv) the sale of inventory in the ordinary course of business, (v) a sale-leaseback of assets within one year following the acquisition of such assets, (vi) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property, (vii) a transfer of assets by the Company or a Subsidiary to the Company or a Subsidiary, (viii) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company as permitted under paragraph
(m)(i) hereof, (ix) the sale or disposition of obsolete equipment or other obsolete assets, (x) Junior Payments permitted by paragraph m(ii) hereof, (xi) the BKC Designated Transfer, or (xii) the exchange of assets for other non-cash assets that (a) are useful in the business of the Company and its Subsidiaries and (b) have a fair market value at least equal to the fair market value of the assets being exchanged (as determined by the Board of Directors in good faith).

        "BBI Note" means the promissory note in the aggregate principal amount of $600,000 issued by the Company to BancBoston and all related Obligations as in effect at the Senior Preferred Stock Issue Date.

        "BKC" means Burger King Corporation and its successors and assigns.

        "BKC Agreements" means the franchise, trademark, royalty, lease, sublease and other agreements, obligations and liabilities of the Company and its Subsidiaries with or to BKC.

        "BKC Designated Transfer" means the sale by the Company of up to 10 Burger King restaurants to a franchisee to be designated by BKC.

         "Business Day" means any day other than a Legal Holiday.

         "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any preferred stock.

         "Change of Control" means the occurrence of each of the following:
(i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Existing Stockholders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; and (ii) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Junior Payment under this Certificate of Designation and (B) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Existing Stockholders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; and (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or Persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

         "Commission" means the Securities and Exchange Commission.

         "Consolidated Net Income" means, for any given period and Person, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (ii) Consolidated Net Income of any Person will not include, without duplication, any deduction for: (A) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended or supplemented from time to time, (B) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), (C) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (D) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity, and (E) any Restructuring Charges.

         "Consolidated Net Worth" with respect to any Person means, as of any date, the consolidated equity of the common stockholders of such Person (excluding the cumulated foreign currency translation adjustment), all determined on a consolidated basis in accordance with GAAP, but without any reduction in respect of the payment of dividends on any series of such Person's preferred stock if such dividends are paid in additional shares of Capital Stock (other than Disqualified Stock); provided, however, that

Consolidated Net Worth shall also include, without duplication: (a) the amortization of all write-ups of inventory, (b) the amortization of all intangible assets (including amortization of goodwill, debt and financing costs, and Incentive Arrangements), (c) any non-capitalized transaction costs incurred in connection with financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (d) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended and supplemented from time to time, (e) any extraordinary or nonrecurring charges or expenses relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges incurred in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (f) any Restructuring Charges, and (g) any extraordinary or non-recurring charge arising out of the implementation of SFAS 106 or SFAS 109; provided, however, that Consolidated Net Worth shall be calculated on a Pro Forma Basis.

         "Credit Agreement" means the credit agreement, dated February 7, 1996, among the Company, certain of its Subsidiaries and the lenders party thereto in their capacities as lenders thereunder and The First National Bank of Boston, as agent, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder, and all Obligations with respect thereto, or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

         "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any security into which it is convertible--or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, on or prior to the redemption of the Senior Preferred Stock or the maturity, or earlier redemption, of the Exchange Debentures.

         "Dividend Payment Date" means __________, ________, _________ and of each year.

         "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

         "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests, and (ii) any other Indebtedness or Obligation) provided, however, that Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

         "Equity Offering" means a public or private offering by the Company for cash of Capital Stock or other Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than (i) an offering of Disqualified Stock or (ii) Incentive Arrangements or obligations or payments thereunder.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.


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         "Exchange Date" means a date on which shares of Senior Preferred
Stock are exchanged by the Company for Exchange Debentures.

         "Executive Employment Agreements" means the Employment Agreements, effective as of September 1, 1994, between the Company, on the one hand, and Lawrence E. Jaro, William C. Osborn, Gary W. Hubert, Joel D. Aaseby and Scott E. Vasatka, on the other hand, as in effect at the Senior Preferred Stock Issue Date.

        "Existing Stockholders" means (a) The Jordan Company and Jordan/Zalaznick Capital Corporation and their respective affiliates, principals, partners and employees, family members of any of the foregoing and trusts for the benefit of any of the foregoing, including, without limitation, MCIT PLC, Leucadia National Corporation and Jordan Industries, Inc., and their respective Subsidiaries and (b) the officers and directors of the Company on the Senior Preferred Stock Issue Date and their respective affiliates and family members and trusts for the benefit of any of the foregoing.

         "GAAP" means generally accepted accounting principles, consistently applied, as of the Senior Preferred Stock Issue Date. All financial and accounting determinations and calculations under this Certificate of Designation will be made in accordance with GAAP.

         "Hedging Obligations" means, with respect to any Person, the Obligations of such Persons under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts, currency swap agreements or similar agreements, and (iii) other agreements or arrangements designed to protect such Person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

         "Holder" means a holder of shares of Senior Preferred Stock.

         "Incentive Arrangements" means any earn-out agreements, stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with acquisitions of Persons or businesses by the Company or the Subsidiaries or the retention of executives, officers or employees by the Company or the Subsidiaries.

         "Indebtedness" means, with respect to any Person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition;
provided, however, that "Indebtedness" will not include any Incentive Arrangements or obligations or payments thereunder, or (ii) any BKC Agreement, except for any indebtedness in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases).

         "Indenture" means the indenture governing the Company's   % Senior
Notes due 2006 between the Company and Fleet National Bank, as trustee.

         "Initial Dividend Period" means the dividend period commencing on the Preferred Stock Issue Date and ending on the day before the first Dividend Payment Date to occur thereafter.

         "Investment" means any capital contribution to, or other debt or equity investment in, any Person.

         "issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such

Subsidiary at the time it becomes a Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

        "Jaro Leases" means the leases between the Company's Subsidiaries and Lawrence E. Jaro relating to two Burger King restaurants as in effect at the Senior Preferred Stock Issue Date.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

         "Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

         "Offering" means the offer and sale of Units consisting of $30,000,000
of Senior Preferred Stock and    shares of Common Stock of the Company as
contemplated by the Prospectus.

         "Offerings" means the Offering together with the offering of
$100,000,000 aggregate principal amount of the Company's   % Senior Notes due
2006.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Pro Forma Basis" means, for purposes of determining Consolidated
Net Worth for purposes of paragraph (m)(i) hereof), giving pro forma effect to
(x) any acquisition or sale of a Person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any

Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP.

         "Prospectus" means the Prospectus, dated ____________, 1996, relating to the Company's offering and placement of units consisting of the Senior Preferred Stock and Class A Common Stock, par value $0.01 per share, of the Company to the public.

         "Quarterly Dividend Period" shall mean the quarterly period commencing on each __________, ___________, __________ and __________ and ending on the day before the following Dividend Payment Date.

         "Redemption Date" with respect to any shares of Senior Preferred Stock, means the date on which such shares of Senior Preferred Stock are redeemed by the Company.

         "Restricted Investment" means any Investment in any Person, provided that Restricted Investments will not include: (i) Investments in marketable securities and other negotiable instruments permitted by this Certificate of Designation; (ii) any Incentive Arrangements; (iii) Investments in the Company; or (iv) Investments in any Subsidiary (provided that any Investment in a Subsidiary was made for fair market value (as determined by the Board of Directors in good faith)). The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

         "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any Persons or businesses either alone or together with the Company or any Restricted Subsidiary, as determined in accordance with GAAP or Regulation S-X under the Securities Act.

         "Senior Preferred Stock Issue Date" means the date on which the Senior Preferred Stock is originally issued by the Company under this Certificate of Designation.

         "SFAS 106" means Statement of Financial Accounting Standards No. 106.

         "SFAS 109" means Statement of Financial Accounting Standards No. 109.

         "Subsidiary" of any Person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such Person (regardless of whether such Equity Interests are owned directly by such Person or through one or more Subsidiaries).

         "TJC Agreement" means the Management Consulting Agreement, dated February 7, 1996, between the Company and TJC Management Corporation, as in effect on the Senior Preferred Stock Issue Date.

         "Trustee" means the party named as such in the Exchange Debenture Indenture until a successor replaces it in accordance with the applicable provisions of the Exchange Debenture Indenture and thereafter means the successor serving thereunder.

         "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

         IN WITNESS WHEREOF, AmeriKing, Inc. has caused this Certificate of Designation to be signed by ______________, in his capacity as ___________, and attested to by ____________, in his capacity as Secretary, this day of , 1996.


                                     AMERIKING, INC.




                                     By:
                                       -------------------
                                       Name:
                                       Title:



Attest:



By:
   -----------------------------------
   Name:
   Title:





[corporate seal]